Exhibit 99.1

Telos Announces Successful Consent Solicitation and Common Stockholder Vote
Stockholders approve amendments to articles of incorporation
Ashburn, Va. – October 27, 2020 – Telos® Corporation, a leading provider of cyber, cloud and enterprise security solutions for the world’s most security-conscious organizations, announced today that it has obtained stockholder approval of its Second Amended and Restated Articles of Incorporation (the “Amended Charter”).
Telos announced the early termination of its consent solicitation of holders of the 12% Exchangeable Redeemable Preferred Stock (the “Preferred Stock”) after obtaining the requisite consent with respect to the proposed amendments to the terms of the Preferred Stock described in the company’s consent solicitation. Telos received overwhelming support from holders of its Preferred Stock with approximately 95.9% of the consents received supporting the proposal. Holders of 1,892,991 shares of Preferred Stock, or approximately 59.4% of the outstanding shares of Preferred Stock, consented to the proposal enabling Telos to terminate the consent solicitation early.
Common stockholders were equally enthusiastic about the proposed amendments to the charter reflected in the Amended Charter. During a special meeting of common stockholders held yesterday, October 26, 2020, the Amended Charter was approved by holders of 34,012,068 shares of Class A and Class B Common Stock voting together as a class with 100% of the votes cast in favor of the approval of the Amended Charter. Common stockholders also approved an amendment to the 2016 Omnibus Long-Term Incentive Plan.
“The approval of the Amended Charter is an important step forward for Telos,” said John Wood, chief executive officer of Telos. “We are grateful for the support of our common stockholders and preferred stockholders, many of whom have been longtime stockholders of the company.”
About Telos Corporation
Telos Corporation empowers and protects the world’s most security-conscious organizations with solutions for continuous security assurance of individuals, systems, and information. Telos’ offerings include cybersecurity solutions for IT risk management and information security; cloud security solutions to protect cloud-based assets and enable continuous compliance with industry and government security standards; and enterprise security solutions to ensure that personnel can work and collaborate securely and productively. The company serves military, intelligence and civilian agencies of the federal government, allied nations and commercial organizations around the world. The company is a recipient of the prestigious James S. Cogswell Outstanding Industrial Security Achievement Award from the Defense Security Service (DSS), awarded to less than .03% of eligible organizations. For more information, visit www.telos.com and follow the company on Twitter @TelosNews.
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Contact:
Mia Damiano
Merritt Group on behalf of Telos Corporation
Email: damiano@merrittgrp.com
Phone: 610.564.6773